                                                                    Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Robotic Vision Systems, Inc. on Form S-1 of our report dated January 14, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the entity's ability to continue as a going concern described in Note 1 and the Company's change in its method of revenue recognition to conform with Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," described in
Note 2), appearing in the Prospectus, which is part of this Registration Statement, and of our report dated January 14, 2003 relating to the financial statement schedule appearing elsewhere in this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Boston, MA
August 19, 2004